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                                                                      Exhibit 21

                     TOKHEIM CORPORATION AND SUBSIDIARIES
                    LIST OF SUBSIDIARIES OF THE REGISTRANT
                            NOVEMBER 30, 1995


The Company has no corporate parent. Tokheim Corporation, an Indiana corporation, owns all of the issued and outstanding stock of each of the following corporations:

                                                    State or Country
      Subsidiary                                    of Incorporation
  -------------------                            ---------------------
  Tokheim GmbH                                         Germany
  Tokheim Investment Corporation                       Texas

In addition, Tokheim Investment Corporation owns all of the issued and outstanding stock (other than directors' qualifying shares, if any, with respect to certain foreign subsidiaries) of each of the following corporations, except as noted:

                                                    State or Country
      Subsidiary                                    of Incorporation
  -------------------                            ---------------------
  Sunbelt Hose & Petroleum Equipment, Inc. (A)         Georgia
  Tokheim and Gasboy of Canada Limited (B)             Canada
  Tokheim Europe B.V.                                  The Netherlands
  Tokheim Limited                                      Scotland
  Tokheim South Africa (Proprietary) Limited (C)       South Africa
  Tokheim Properties (Proprietary) Limited (C)         South Africa
  Gasboy International, Inc.                           Pennsylvania

(A) In February 1990, the Company sold substantially all of the assets of this subsidiary.
(B) Owned 35% by Gasboy International, Inc. and 65% by Tokheim Investment Corporation.
(C)  Owned 100% by Tokheim and Gasboy of Canada Limited.